Exhibit 3.1

Certificate of Amendment

of

Certificate of Incorporation

of

NANOVIBRONIX, INC.

NanoVibronix, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) hereby certifies:

1.	The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was October 20, 2003.

2.	The date of filing of the Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was April 10, 2015.

3.	The Amended and Restated Certificate of Incorporation was further amended by Certificates of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on November 20, 2019, August 17, 2021, February 7, 2023, March 12, 2025, and August 8, 2025.

4.	Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed amendment to the Certificate of Incorporation.

5.	Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is ENvue Medical, Inc. (hereinafter referred to as the “Corporation”).

6.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

7.	The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be December 12, 2025.

[Signature page follows.]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be executed this 8th day of December, 2025.

NANOVIBRONIX, Inc.

By:	/s/ Doron Besser, M.D.
Name:	Doron Besser, M.D.
Title:	Chief Executive Officer